Free Writing Prospectus (To the Prospectus dated August 31, 2010, the Prospectus Supplement dated May 27, 2011 and Index Supplement dated May 31, 2011)	Filed Pursuant to Rule 433 Registration No. 333-169119 June 9, 2011

$ Buffered Return Enhanced Notes due June 15, 2016 Linked to the Performance of a Basket of Commodities and Commodity Indices Global Medium-Term Notes, Series A

General

•                   The Notes are designed for investors who seek a return linked to a weighted basket of commodities and commodity indices.  Investors should be willing to forgo interest payments and, if the basket declines over the term of the Notes, be willing to lose up to 25% of their principal.

•                   Senior unsecured obligations of Barclays Bank PLC maturing June 15, 2016†.

•                   Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof.

•                   The Notes are expected to price on or about June 10, 2011†† (the “pricing date”) and are expected to issue on or about June 15, 2011†† (the “issue date”).

Key Terms	Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Reference Asset:	A basket comprised of the following commodities (each a “basket component”, and together, the “basket components”) in weighted allocations:

	Basket Component	Bloomberg ticker symbol†††	Weight	Initial Value
	Brent Crude, as described under “Reference Assets—Commodities—Settlement Price” in the prospectus supplement.	CO1 <Comdty>	9.00%	US$ [•]/ barrel
	Gasoline RBOB, as described under “Reference Assets—Commodities—Settlement Price” in the prospectus supplement.	XB1<Comdty>	9.00%	US$ [•]/ gallon
	Coal, as described under “Reference Assets—Commodities—Settlement Price” in the prospectus supplement.	API21MON<Comdty>	5.00%	US$[•]/ton
	Corn, as described under “Reference Assets—Commodities—Settlement Price” in the prospectus supplement.	C 1 <Comdty>	12.00%	US cents [•]/ bushel
	Sugar, as described under “Reference Assets—Commodities—Settlement Price” in the prospectus supplement.	SB1 <Comdty>	12.00%	US cents [•]/ pound
	Soybeans, as described under “Reference Assets—Commodities—Settlement Price” in the prospectus supplement.	S1 <Comdty>	11.00%	US cents [•]/ bushel
	Nickel, as described under “Reference Assets—Commodities—Settlement Price” in the prospectus supplement.	LONIDY<Comdty>	8.00%	US$[•]/tonne
	Copper, as described under “Reference Assets—Commodities—Settlement Price” in the prospectus supplement.	LOCADY<Comdty>	8.00%	US$[•]/tonne
	S&P GSCI® Livestock Index Excess Return. For a description of the Index, see the information set forth under “Description of the Indices Included in the Basket” herein and “Commodity Indices—S&P GSCI® Commodity Indices” in the index supplement.	SPGCLVP<Index>	8.00%	[•]
	S&P GSCI® Lean Hogs Index Excess Return. For a description of the Index, see the information set forth under “Description of the Indices Included in the Basket” herein and “Commodity Indices—S&P GSCI® Commodity Indices” in the index supplement.	SPGCLHP<Index>	8.00%	[•]
	S&P GSCI® Coffee Index Excess Return. For a description of the Index, see the information set forth under “Description of the Indices Included in the Basket” herein and “Commodity Indices—S&P GSCI® Commodity Indices” in the index supplement.	SPGCKCP<Index>	5.00%	[•]
	S&P GSCI® Cocoa Index Excess Return. For a description of the Index, see the information set forth under “Description of the Indices Included in the Basket” herein and “Commodity Indices—S&P GSCI® Commodity Indices” in the index supplement.	SPGCCCP<Index>	5.00%	[•]
Upside Leverage Factor:	1.60

Payment at Maturity:

If the basket return is greater than 0%, you will receive a cash payment that provides you with a return per $1,000 principal amount Note equal to the basket return multiplied by the upside leverage factor.  Accordingly, if the basket return is positive, your payment at maturity per $1,000 principal amount Note would be calculated as follows:

$1,000 + ($1,000 x Basket Return x Upside Leverage Factor)

If the basket return is equal to or less than 0%, your payment per $1,000 principal amount Note will be calculated as follows:

$1,000 + ($1,000 × 25% × [(the greater of (a) Basket Return and (b) -10%) + (the greater of (a) Basket Return and (b) -20%) + (the greater of (a) Basket Return and (b) -30%) + (the greater of (a) Basket Return and (b) -40%)] )

You will lose up to 25% of your investment at maturity if the final basket level declines from the initial basket level.

Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this free writing prospectus

.

Basket Return:	The performance of the reference asset from the initial basket level to the final basket level, calculated as follows: Final Basket Level – Initial Basket Level Initial Basket Level
Initial Basket Level:	Set equal to 100 on the pricing date.

Final Basket Level:

The final basket level will be calculated as follows:

100 x [1 + (Brent Crude return x 9%) + (Gasoline RBOB return x 9%) + (Coal return x 5%) + (Corn return x 12%)+ (Sugar return x 12%) + (Soybeans return x 11%) + (Nickel return x 8%) +  (Copper return x 8%) + (SPGCLVP return x 8%) + (SPGCLHP return x 8%) + (SPGCKCP return x 5%) + (SPGCCCP return x 5%) ]

The returns set forth in the formula above reflect the performance of the each basket component as described under “Commodity Return” below.

Commodity Return:

The performance of the basket component from the initial value to the final value, calculated as follows:

Final Value – Initial Value
Initial Value

Where,

Initial Value  = for each basket component, the initial value is the settlement price or the closing level, as applicable, of the basket component on the pricing date, determined as described under “Reference Asset” above;

Final Value= with respect to each basket component, the final value will equal to the settlement price or the closing level, as applicable, of the basket component on the final valuation date, determined as described under “Reference Asset” above.

Final Valuation Date:	June 10, 2016†

Maturity Date:	June 15, 2016†

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06738KLW9 and US06738KLW98

†

Subject to postponement in the event of a market disruption event as described under “Reference Assets— Commodities —Market Disruption Events Relating to Securities with a Commodity as the Reference Asset” , “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Commodities” and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” in the prospectus supplement.

††	Expected. In the event we make any change to the expected pricing date and issue date, the final valuation date and maturity date will be changed so that the stated term of the Notes remains the same.

†††

For reference purposes only, the values of the basket components on the pricing date and the final valuation date may be seen using the indicated Bloomberg tickers. However, if there is any discrepancy between the values specified on Bloomberg and those determined by the calculation agent in accordance with the information set forth under “Reference Asset” above, the values determined by the calculation agent shall prevail.

Investing in the Notes involves a number of risks.  See “Risk Factors” beginning on page S-6 of the prospectus supplement, “Risk Factors” beginning on page IS-2 of the index supplement and “Selected Risk Considerations” beginning on page FWP-7 of this free writing prospectus.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public[1]	Agent’s Commission	Proceeds to Barclays Bank PLC
Per Note	100%	%	%
Total	$	$	$
1

The price to the public for any single purchase by an investor in certain trust accounts, who is not being charged the full selling concession or fee by other dealers of approximately    %, is    %.  The price to the public for all other purchases of Notes is 100%.

The Notes are not bank deposits and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.  The Notes are not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

JPMorgan Placement Agent

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus dated August 31, 2010, the prospectus supplement dated May 27, 2011, the index supplement dated May 31, 2011, and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering.  Buyers should rely upon the prospectus, prospectus supplement, index supplement and any relevant free writing prospectus or pricing supplement for complete details.  You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, index supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 2-3430).  A copy of the prospectus may be obtained from Barclays Capital Inc., 745 Seventh Avenue —Attn: US InvSol Support, New York, NY 10019.

You may revoke your offer to purchase the Notes at any time prior to the pricing as described on the cover of this free writing prospectus.  We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance.  In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this free writing prospectus together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 and the index supplement dated May 31, 2011 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part.  This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and the index supplement, as the Notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•                  Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•                  Prospectus Supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

•                  Index Supplement dated May 31, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511154632/d424b3.htm

Our SEC file number is 1-10257.  As used in this free writing prospectus, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Reference Asset?

The following table illustrates the hypothetical total return at maturity on the Notes.  The “total return” as used in this free writing prospectus is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000.  The hypothetical total returns and examples set forth below assume the initial prices as stated below. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes.  The numbers appearing in the following table and examples have been rounded for ease of analysis.

Final Basket Level	Basket Return	Payment at Maturity	Total Return on the Notes
170.00	70.00%	$2,120.00	112.00%
160.00	60.00%	$1,960.00	96.00%
150.00	50.00%	$1,800.00	80.00%
140.00	40.00%	$1,640.00	64.00%
130.00	30.00%	$1,480.00	48.00%
120.00	20.00%	$1,320.00	32.00%
110.00	10.00%	$1,160.00	16.00%
105.00	5.00%	$1,080.00	8.00%
100.00	0.00%	$1,000.00	0.00%
95.00	-5.00%	$950.00	-5.00%
90.00	-10.00%	$900.00	-10.00%
85.00	-15.00%	$862.50	-13.75%
80.00	-20.00%	$825.00	-17.50%
75.00	-25.00%	$800.00	-20.00%
70.00	-30.00%	$775.00	-22.50%
65.00	-35.00%	$762.50	-23.75%
60.00	-40.00%	$750.00	-25.00%
50.00	-50.00%	$750.00	-25.00%
40.00	-60.00%	$750.00	-25.00%
30.00	-70.00%	$750.00	-25.00%
20.00	-80.00%	$750.00	-25.00%
10.00	-90.00%	$750.00	-25.00%
0.00	-100.00%	$750.00	-25.00%

FWP-1

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated, assuming an initial investment of $1,000.

Example 1:  The basket level increases from an initial basket level of 100 to a final basket level of 105.

Step 1: Calculate the Commodity Return for each Basket Component.

Basket Component	Initial Value	Final Value	Weight	Commodity Return
Brent Crude (USD/barrel)	115.84	98.46	9.00%	-15%
Gasoline RBOB (USD/gallon)	2.99	3.89	9.00%	30%
Coal (USD/ton)	122.75	131.96	5.00%	7%
Corn (US cents/bushel)	754.00	791.70	12.00%	5%
Sugar (US cents/pound)	23.95	26.35	12.00%	10%
Soybeans (US cents/bushel)	1,414.50	1,555.95	11.00%	10%
Nickel (USD/tonne)	22,540.00	25,921.00	8.00%	15%
Copper (USD/tonne)	9,016.00	9,917.60	8.00%	10%
S&P GSCI Livestock Index Excess Return (SPGCLVP)	201.1817	231.3590	8.00%	15%
S&P GSCI Lean Hogs Index Excess Return (SPGCLHP)	28.23197	20.90930	8.00%	-26%
S&P GSCI Coffee Index Excess Return (SPGCKCP)	41.60732	39.52695	5.00%	-5%
S&P GSCI Cocoa Index Excess Return (SPGCCCP)	11.54264	10.38838	5.00%	-10%

The commodity return of each basket component is the performance of the basket component from the initial value to the final value, calculated as follows:

Final Value – Initial Value
Initial Value

Step 2: Calculate the Final Basket Level.

The final basket level is calculated as follows:

FWP-2

100 x [1 + (-15% x 9%) + (30% x 9%) + (7% x 5%) + (5% x 12%) + (10% x 12%) + (10% x 11%) + (15% x 8%) + (10% x 8%)  +  (15% x 8%) + (-26% x 8%) + (-5% x 5%) + (-10% x 5%) ]  = 105

Step 3: Calculate the Basket Return.

The basket return reflects the performance of the basket, calculated as follows:

Step 4: Calculate the Payment at Maturity.

Because the basket return is greater than 0%, the payment at maturity per $1,000 principal amount Note is calculated as follows:

$1,000 + [$1,000 x (5.00% x 1.60)] = $1,080.00

Therefore, the payment at maturity is $1,080.00 per $1,000 principal amount Note, representing an 8.00% return on investment over the term of the Notes.

Example 2:  The basket level decreases from an initial basket level of 100 to a final basket level of 95.

Step 1: Calculate the Commodity Return for each Basket Component.

Basket Component	Initial Value	Final Value	Weight	Commodity Return
Brent Crude (USD/barrel)	115.84	100.73	9.00%	-13%
Gasoline RBOB (USD/gallon)	2.99	3.89	9.00%	30%
Coal (USD/ton)	122.75	133.16	5.00%	8%
Corn (US cents/bushel)	754.00	791.70	12.00%	5%
Sugar (US cents/pound)	23.95	26.35	12.00%	10%
Soybeans (US cents/bushel)	1,414.50	848.70	11.00%	-40%
Nickel (USD/tonne)	22,540.00	13,524.00	8.00%	-40%
Copper (USD/tonne)	9,016.00	9,804.90	8.00%	9%
S&P GSCI Livestock Index Excess Return (SPGCLVP)	201.1817	231.3590	8.00%	15%
S&P GSCI Lean Hogs Index Excess Return (SPGCLHP)	28.23197	20.11528	8.00%	-29%
S&P GSCI Coffee Index Excess Return (SPGCKCP)	41.60732	39.52695	5.00%	-5%
S&P GSCI Cocoa Index Excess Return (SPGCCCP)	11.54264	10.38838	5.00%	-10%

The commodity return of each basket component is the performance of the basket component from the initial value to the final value, calculated as follows:

Final Value – Initial Value
Initial Value

Step 2: Calculate the Final Basket Level.

The final basket level is calculated as follows:

100 x [1 + (-13% x 9%) + (30% x 9%) + (8% x 5%) + (5% x 12%) + (10% x 12%) + (-40% x 11%) + (-40% x 8%) + (9% x 8%)  +  (15% x 8%) + (-29% x 8%) + (-5% x 5%) + (-10% x 5%) ]  = 95

Step 3: Calculate the Basket Return.

The basket return reflects the performance of the basket, calculated as follows:

Step 4: Calculate the Payment at Maturity.

Because the basket return is equal to or less than 0%, the payment at maturity per $1,000 principal amount Note is calculated as follows:

FWP-3

$1,000 + ($1,000 × 25% × [(the greater of (a) Basket Return and (b) -10%) + (the greater of (a) Basket Return and (b) -20%) + (the greater of (a) Basket Return and (b) -30%) + (the greater of (a) Basket Return and (b) -40%)] ) =

$1,000 + ($1,000 × 25% × [-5% +-5% + -5% + -5%] ) =

$1,000 + ($1,000 × 25% × -20%) = $950.00

Therefore, the payment at maturity is $950.00 per $1,000 principal amount Note, representing a 5.00% loss on investment over the term of the Notes.

Example 3:  The basket level decreases from an initial basket level of 100 to a final basket level of 75.

Step 1: Calculate the Commodity Return for each Basket Component.

Basket Component	Initial Value	Final Value	Weight	Commodity Return
Brent Crude (USD/barrel)	115.84	98.46	9.00%	-15%
Gasoline RBOB (USD/gallon)	2.99	3.89	9.00%	30%
Coal (USD/ton)	122.75	132.57	5.00%	8%
Corn (US cents/bushel)	754.00	527.80	12.00%	-30%
Sugar (US cents/pound)	23.95	17.91	12.00%	-25%
Soybeans (US cents/bushel)	1,414.50	742.61	11.00%	-48%
Nickel (USD/tonne)	22,540.00	13,524.00	8.00%	-40%
Copper (USD/tonne)	9,016.00	5,860.40	8.00%	-35%
S&P GSCI Livestock Index Excess Return (SPGCLVP)	201.1817	126.7445	8.00%	-37%
S&P GSCI Lean Hogs Index Excess Return (SPGCLHP)	28.23197	19.76238	8.00%	-30%
S&P GSCI Coffee Index Excess Return (SPGCKCP)	41.60732	24.63153	5.00%	-41%
S&P GSCI Cocoa Index Excess Return (SPGCCCP)	11.54264	8.07985	5.00%	-30%

The commodity return of each basket component is the performance of the basket component from the initial value to the final value, calculated as follows:

Final Value – Initial Value
Initial Value

Step 2: Calculate the Final Basket Level.

The final basket level is calculated as follows:

100 x [1 + (-15% x 9%) + (30% x 9%) + (8% x 5%) + (-30% x 12%) + (-25% x 12%) + (-48% x 11%) + (-40% x 8%) + (-35% x 8%)  +  (-37% x 8%) + (-30% x 8%) + (-41% x 5%) + (-30% x 5%) ] )  = 75

Step 3: Calculate the Basket Return.

The basket return reflects the performance of the basket, calculated as follows:

Step 4: Calculate the Payment at Maturity.

Because the basket return is equal to or less than 0%, the payment at maturity per $1,000 principal amount Note is calculated as follows:

$1,000 + ($1,000 × 25% × [(the greater of (a) Basket Return and (b) -10%) + (the greater of (a) Basket Return and (b) -20%) + (the greater of (a) Basket Return and (b) -30%) + (the greater of (a) Basket Return and (b) -40%)] =

$1,000 + ($1,000 × 25% × [-10% +-20% + -25% + -25%]) =

$1,000 + ($1,000 × 25% × -80%) = $800.00

FWP-4

Therefore, the payment at maturity is $800.00 per $1,000 principal amount Note, representing a 20.00% loss on investment over the term of the Notes.

Example 4:  The basket level decreases from an initial basket level of 100 to a final basket level of 40.

Step 1: Calculate the Commodity Return for each Basket Component.

Basket Component	Initial Value	Final Value	Weight	Commodity Return
Brent Crude (USD/barrel)	115.84	34.75	9.00%	-70%
Gasoline RBOB (USD/gallon)	2.99	0.90	9.00%	-70%
Coal (USD/ton)	122.75	36.82	5.00%	-70%
Corn (US cents/bushel)	754.00	150.80	12.00%	-80%
Sugar (US cents/pound)	23.95	14.37	12.00%	-40%
Soybeans (US cents/bushel)	1,414.50	488.65	11.00%	-65%
Nickel (USD/tonne)	22,540.00	9,016.00	8.00%	-60%
Copper (USD/tonne)	9,016.00	5,409.60	8.00%	-40%
S&P GSCI Livestock Index Excess Return (SPGCLVP)	201.1817	105.6204	8.00%	-48%
S&P GSCI Lean Hogs Index Excess Return (SPGCLHP)	28.23197	7.05799	8.00%	-75%
S&P GSCI Coffee Index Excess Return (SPGCKCP)	41.60732	24.96439	5.00%	-40%
S&P GSCI Cocoa Index Excess Return (SPGCCCP)	11.54264	5.77132	5.00%	-50%

The commodity return of each basket component is the performance of the basket component from the initial value to the final value, calculated as follows:

Final Value – Initial Value
Initial Value

Step 2: Calculate the Final Basket Level.

The final basket level is calculated as follows:

100 x [1 + (-70% x 9%) + (-70% x 9%) + (-70% x 5%) + (-80% x 12%) + (-40% x 12%) + (-65% x 11%) + (-60% x 8%) + (-40% x 8%)  +  (-48% x 8%) + (-75% x 8%) + (-40% x 5%) + (-50% x 5%) ]  = 40

Step 3: Calculate the Basket Return.

The basket return reflects the performance of the basket, calculated as follows:

Step 4: Calculate the Payment at Maturity.

Because the basket return is equal to or less than 0%, the payment at maturity per $1,000 principal amount Note is calculated as follows:

$1,000 + ($1,000 × 25% × [(the greater of (a) Basket Return and (b) -10%) + (the greater of (a) Basket Return and (b) -20%) + (the greater of (a) Basket Return and (b) -30%) + (the greater of (a) Basket Return and (b) -40%)]) =

$1,000 + ($1,000 × 25% × [-10% +-20% + -30% + -40%]) =

$1,000 + ($1,000 × 25% × -100%) = $750.00

Therefore, the payment at maturity is $750.00 per $1,000 principal amount Note, representing a 25.00% loss on investment over the term of the Notes.

FWP-5

Selected Purchase Considerations

•                  Market Disruption Events and Adjustments—The final valuation date, the maturity date, the payment at maturity, the basket components and the basket are subject to adjustment as described in the following sections of the prospectus supplement:

o                 For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Commodities—Market Disruption Events Relating to Securities with a Commodity as the Reference Asset”, “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Commodities” and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof”; and

o                 For a description of further adjustments that may affect the reference asset, see “Reference Assets—Commodities—Discontinuation of Trading; Alteration of Method of Calculation”, “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” and “Reference Assets—Baskets—Adjustments Relating to Securities with the Reference Asset Comprised of a Basket”.

•                  Limited Protection Against Loss—If the final basket level declines from the initial basket level, you may lose up to 25% of your initial investment.  Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Selected Risk Considerations—Credit of Issuer” in this free writing prospectus.

•                  Certain U.S. Federal Income Tax Considerations— Some of the tax consequences of your investment in the Notes are summarized below.  The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.  As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement.  In addition, this discussion applies to you only if you are an initial purchaser of the Notes; if you are a secondary purchaser of the Notes, the tax consequences to you may be different.

The following section is the opinion of our special tax counsel, Sullivan & Cromwell LLP, and it assumes that the description of the terms of the Notes in this preliminary pricing supplement is materially correct.  While the treatment of the Notes is not clear and alternative treatments are possible, it would be reasonable to treat the Notes as debt instruments subject to the special rules governing contingent payment debt instruments for United States federal income tax purposes, and the discussion below assumes that the Notes will be treated as such.  You should consult your tax advisor concerning the consequences of this tax treatment as compared with potential alternative tax treatments, such as treating the Notes as prepaid derivative contracts.

Under the rules governing contingent payment debt instruments, if you are a U.S. individual or taxable entity, you generally will be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield for the Notes and pay tax accordingly, even though you will not receive any payments from us until maturity.  This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be.  In addition, any gain you may recognize on the sale or maturity of the Notes would be taxed as ordinary interest income and any loss you may realize on the sale or maturity of the Notes would generally be ordinary loss to the extent of the interest you previously included as income in respect of the Notes and thereafter would be capital loss.  If you are a noncorporate holder, you would generally be able to use such ordinary loss to offset your income only in the taxable year in which you recognize the ordinary loss and would generally not be able to carry such ordinary loss forward or back to offset income in other taxable years.

If you purchase your Notes for an amount that differs from the principal amount of the Notes, you may be subject to special tax rules as described in “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments” in the accompanying prospectus supplement (in particular, the rules that apply when a U.S. holder purchases a contingent payment debt instrument for an amount that differs from the adjusted issue price of that contingent payment debt instrument at the time of the purchase).  These rules are complex and therefore individuals are urged to consult their tax advisors regarding these rules.

Alternative treatments for your Notes may be possible under current law.  For example, it is possible that your Notes could be treated as a pre-paid cash-settled executory contract with respect to the basket components.  If your Notes are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes.  Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

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For a further discussion of the tax treatment of your Notes, including information regarding obtaining the comparable yield for your Notes and the tax consequences to secondary purchasers of the Notes, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments” in the accompanying prospectus supplement.

Recently Enacted Legislation.  Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 are generally required to file an information report with respect to such assets with their tax returns.  “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions (such as your Notes), as well as any of the following, but only if they are not held in accounts maintained by financial institutions:  (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities.  Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the basket components.  These risks are explained in more detail in the “Risk Factors” sections of the prospectus supplement, including but not limited to the risk factors discussed under the following headings:

o                 “Risk Factors—Risks Relating to All Securities”;

o                 “Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”;

o                 “Risk Factors— Additional Risks Relating to Securities Based on a Basket Comprised of More Than One Reference Asset”;

o                 “Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”; and

o                 “Risk Factors— Additional Risks Relating to Securities with Reference Assets That Are Commodities, an Index Containing Commodities, Shares or Other Interests in an Exchange-Traded Fund Invested in Commodities or Based in Part on Commodities.”

In addition to the risks discussed under the headings above, you should consider the following:

•                  Your Investment in the Notes May Result in a Loss—The return on the Notes at maturity is linked to the performance of the basket components and will depend on whether, and the extent to which, the basket return is positive or negative.  If the final basket level declines from the initial basket level, you may lose up to 25% of your initial investment.

•                  Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Notes, including any principal protection provided at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party.  In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•                  No Interest Payments—As a holder of the Notes, you will not receive interest payments.

•                  Owning the Notes is not the Same as Owning the Commodities Underlying the Basket, Futures Contracts for Such Commodities or Certain Other Commodity Related Contracts Directly — The return on your Notes will not reflect the return you would realize if you actually purchased the commodities underlying the basket, futures contracts for such commodities or exchange-traded or over-the-counter instruments based on these commodities. You will not have any rights that holders of such assets or instruments have.

•                  Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this free writing prospectus is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates.  As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you.  The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•                  Changes in the Values of the Basket Components May Offset Each Other—Movements in the basket components may not correlate with each other. At a time when the settlement price or closing level of one or more of the basket component increases, the settlement price or closing level of other basket components may not increase as much or may even decline. Therefore, in calculating the final basket level, increases in the values of one or more basket components may be moderated, or more than offset, by lesser increases or declines in the values of other basket components.   This effect is further amplified by the differing weights of the basket components. The more heavily weighted basket components will have a larger impact on the basket return than the basket components with lesser weightings.

•                  The Payment at Maturity on Your Notes is Not Based on the Final Values of the Basket Components at Any Time Other than Final Valuation Date —The final basket level and the basket return will be based solely on the settlement prices

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or closing levels, as applicable, of the basket components on the final valuation date (subject to adjustments as described in the prospectus supplement). Therefore, if the values of one or more basket components drops precipitously on the final valuation date, the payment at maturity that you will receive for your Notes may be significantly less than it would otherwise have been had the payment at maturity been linked to the values of the basket components prior to such drop. Although the settlement prices or closing levels, as applicable, of the basket components on the maturity date or at other times during the life of your Notes may be higher than such values on the final valuation date, you will not benefit from any such increases in the values of the basket components other than those increases, if any, represented by the final values on the final valuation date.

•                  Lack of Liquidity—The Notes will not be listed on any securities exchange.  Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

•                  Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•                  Suitability of the Notes for Investment—You should reach a decision to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this free writing prospectus, the index supplement, the prospectus supplement, and the prospectus. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Notes for investment.

•                  Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the prices or levels, as applicable, of the basket components on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o                 the expected volatility of the price of the physical commodities underlying the basket components, and of the prices of exchange-traded futures contracts for the purchase or delivery of such commodities;

o                 the expected volatility of each Index and its components;

o                 the time to maturity of the Notes;

o                 interest and yield rates in the market generally;

o                 a variety of economic, financial, political, regulatory or judicial events;

o                 global supply and demand for the physical commodities underlying the basket components, and supply and demand for exchange-traded futures contracts for the purchase or delivery of such commodities;

o                 supply and demand for the Notes; and

o                 our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•                  Prices of Commodities and Commodity Futures Contracts are Highly Volatile and May Change Unpredictably — Commodity prices are highly volatile and, in many sectors, have experienced unprecedented historical volatility in the past few years. Commodity prices are affected by numerous factors including: changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; monetary and other governmental policies, action and inaction; macroeconomic or geopolitical and military events, including political instability in some oil-producing countries; and natural or nuclear disasters. Those events tend to affect prices worldwide, regardless of the location of the event. Market expectations about these events and speculative activity also cause prices to fluctuate. These factors may adversely affect the performance of the basket components and, as a result, the market value of the Notes, and the amount you will receive at maturity.

Moreover, the prices of many of the commodities, particularly energy and agricultural commodities, reached historically high levels in 2009.  Since reaching such highs, prices have fallen precipitously, to approximately 25% of their historic highs, in some cases, and prices have experienced unprecedented volatility since that time.  In the case of many commodities, recent prices have also risen substantially, although they have not reached their historically high levels.  There is no assurance that prices will again reach their historically high levels or that volatility will subside.  It is possible that lower prices, or increased volatility, will adversely affect the performance of basket components and, as a result, the market value of the Notes.

•                  Suspension or Disruptions of Market Trading in Commodities and Related Futures May Adversely Affect the Value of the Notes — The commodity futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single business day.  These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price”.  Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time.  Limit prices have the effect of precluding

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trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices.  These circumstances could adversely affect the prices of the basket components, therefore, the value of the Notes.

•                  Changes in Law or Regulation Relating to Commodities Futures Contracts May Adversely Affect the Level of the Basket, and Therefore the Value of the Notes — The commodity futures contracts included the basket are subject to legal and regulatory regimes that are in the process of changing in the United States and, in some cases, in other countries. For example, the United States Congress recently enacted legislation that is, among other things, intended to limit speculation and increase transparency in the commodity markets and regulate the over-the-counter derivatives markets. The legislation requires the Commodity Futures Trading Commission (the “CFTC”) to adopt rules on a variety of issues and many provisions of the legislation will not become effective until such rules are adopted.  Among other things, the legislation requires that most over-the-counter transactions be executed on organized exchanges or facilities and be cleared through regulated clearing houses, and requires registration of, and imposes regulations on, swap dealers and major swap participants.  The legislation also requires the CFTC to adopt rules with respect to the establishment of limits on futures positions that are not entered into or maintained for “bona fide” hedging purposes, as defined in the legislation.  The legislation also requires the CFTC to apply its position limits across the futures positions held by a market participant on any exchange or trading facility, together with its positions in swaps that are “significant price discovery contracts” or “economically equivalent to exchange-traded futures”.  The enactment of the legislation, and the CFTC’s adoption of rules on position limits, which have been proposed but not yet adopted, could limit the extent to which entities can enter into transactions in exchange-traded futures contracts as well as related swaps and could make participation in the markets more burdensome and expensive. Any such limitations could restrict or prevent our ability to hedge our obligations under the Notes.  If they are imposed, those restrictions on effecting transactions in the futures markets could substantially reduce liquidity in the commodity futures contracts included in the basket, which could adversely affect the prices of such contracts and, in turn, the market value of the Notes and the amounts payable on the Notes at maturity.  In addition, other parts of the legislation, by increasing regulation of, and imposing additional costs on, swap transactions, could reduce trading in the swap market and therefore in the futures markets, which would further restrict liquidity and adversely affect prices.

•                  Changes in Supply and Demand in the Market for the Futures Contracts Included in the Basket May Adversely Affect the Value of the Notes — Certain of the basket components are linked to the performance of futures contracts on the applicable underlying physical commodities.  Futures contracts are legally binding agreements for the buying or selling of a certain commodity at a fixed price for physical settlement on a future date.  Commodity futures contract prices are subject to similar types of pricing volatility patterns as may affect the specific commodities underlying the futures contracts, as well as additional trading volatility factors that may impact futures markets generally.  Moreover, changes in the supply and demand for commodities, and futures contracts for the purchase and delivery of particular commodities, may lead to differentiated pricing patterns in the market for futures contracts over time.  For example, a futures contract scheduled to expire in the first nearby month may experience more severe pricing pressure or greater price volatility than the corresponding futures contract scheduled to expire in the second nearby month, or vice-versa.  Under such circumstances, and depending on when the specified valuation date occurs, the settlement price of the basket component may be determined by reference to the futures contract expiring in a less favorable month for pricing purposes.  As a result, the value of the Notes may be less than would otherwise be the case if the settlement price of the basket component had been determined by reference to the corresponding futures contract scheduled to expire in a more favorable month for pricing purposes.

•                  Certain Basket Components Provide Exposure to Futures Contracts and Not Direct Exposure to Physical Commodities — Certain of the basket components are linked to the performance of futures contracts on the applicable underlying physical commodities or levels of indices comprised of futures contracts.   Therefore, the Notes will reflect a return based, in part, on the performance of futures contracts or levels of indices comprised of futures contracts and do not provide exposure to the spot prices in respect of such commodities.  The price of a commodity futures contract reflects the expected value of the commodity upon delivery in the future, whereas the spot price of a commodity reflects the immediate delivery value of the commodity.  A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity.  The price movement of a futures contract is typically correlated with the movements of the spot price of the reference commodity, but the correlation is generally imperfect and price moves in the spot market may not be reflected in the futures market (and vice versa).  Accordingly, the Notes may underperform a similar investment that reflects the return on the underlying physical commodities.

•                  The Notes May Be Subject to Certain Risks Specific to Energy-Related Commodities — Brent crude, Gasoline RBOB and coal are energy-related commodities.  Consequently, in addition to factors affecting commodities generally that are described above and in the prospectus supplement, the Notes may be subject to a number of additional factors specific to energy-related commodities that might cause price volatility.  These may include, among others:

o                 changes in the level of industrial and commercial activity with high levels of energy demand;

o                 disruptions in the supply chain or in the production or supply of other energy sources;

o                 price changes in alternative sources of energy;

o                 adjustments to inventory;

o                 variations in production and shipping costs;

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o                 costs associated with regulatory compliance, including environmental regulations; and

o                 changes in industrial, government and consumer demand, both in individual consuming nations and internationally.

These factors interrelate in complex ways, and the effect of one factor may offset or enhance the effect of another factor and may adversely affect the market value of the Notes.

•                  The Notes May Be Subject to Certain Risks Specific to Agricultural Commodities —Corn, sugar, soybeans, coffee, and cocoa are agricultural commodities.  Consequently, in addition to factors affecting commodities generally that are described above and in the prospectus supplement, the Notes may be affected by a number of additional factors specific to agricultural commodities that might cause price volatility.  These may include, among others:

o                 weather conditions, including floods, drought and freezing conditions;

o                 changes in government policies;

o                 changes in global demand for food;

o                 changes in ethanol or bio-diesel demand;

o                 planting decisions; and

o                 changes in demand for agricultural products both with end users and as inputs into various industries.

These factors interrelate in complex ways, and the effect of one factor may offset or enhance the effect of another factor and may adversely affect the market value of the Notes.

•                  The Notes May Be Subject to Certain Risks Specific to Industrial Metals — Copper and nickel are industrial metals.  Consequently, in addition to factors affecting commodities generally that are described above and in the prospectus supplement, a number of additional factors specific to industrial metals might cause price volatility.  These may include, among others:

o                 changes in the level of industrial activity using industrial metals, including the availability of substitutes such as man-made or synthetic substitutes;

o                 disruptions in the supply chain, from mining to storage to smelting or refining;

o                 adjustments to inventory;

o                 variations in production costs, including storage, labor and energy costs;

o                 costs associated with regulatory compliance, including environmental regulations; and

o                 changes in industrial, government and consumer demand, both in individual consuming nations and internationally.

These factors interrelate in complex ways, and the effect of one factor may offset or enhance the effect of another factor and may adversely affect the market value of the Notes.

•                  Notes May Be Subject to Certain Risks Specific to Livestock—In addition to factors affecting commodities generally that are described above and in the prospectus supplement, each Index that includes livestock may be subject to a number of additional factors specific to livestock that might cause price volatility.  These may include, among others:

o                 weather conditions, including floods, drought and freezing conditions;

o                 disease and famine;

o                 changes in government policies; and

o                 changes in end-user demand for livestock.

These factors interrelate in complex ways, and the effect of one factor on the level of an Index may offset or enhance the effect of another factor.

Special considerations with respect to the settlement prices for Corn, Sugar and Soybeans

As described in further detail under “Reference Assets—Commodities—Settlement Price” in the prospectus supplement, the price of corn, sugar and soybeans, for purposes of determining the value of your Notes, will be calculated by reference to the settlement price for a particular corn futures contract and soybeans futures contract, which are each traded on the Chicago Board of Trade (“CBOT”) and sugar futures contract, which is on the New York Board of Trade (“NYBOT”), as applicable.  The relevant futures contract for purposes of determining the settlement price of the corn, sugar and soybeans basket components will be the CBOT-traded corn and soybeans futures contracts and the NYBOT-traded sugar futures contract expiring in either the first nearby month or, if the relevant valuation date falls after the earlier of (i) the expiration date for the relevant CBOT-traded or NYBOT-traded option with respect to such futures contract or (ii) the last trading day of the futures contract, the second nearby month.

Each CBOT-traded corn or soybean futures contract trades on the CBOT in tandem with an option contract on the relevant futures contract.  As traded on the CBOT, a corn or soybean futures option contract is a legally binding agreement for the buying or selling of the right to purchase one corn or soybean futures contract (of a specified month), respectively.  Each NYBOT-traded sugar futures

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contract trades on the NYBOT in tandem with an option contract on the relevant futures contract.  As traded on the NYBOT, a sugar futures option contract is a legally binding agreement for the buying or selling of the right to purchase sugar futures contract (of a specified month).  The final date on which the buyer’s option to purchase the relevant futures contract may be exercised is known as the “expiration date”, and usually falls during the month preceding the delivery month for the relevant underlying futures contract.

Description of the Indices Included in the Basket

The basket components that are indices (each, an “Index”) are each a sub-index of the S&P GSCI® Excess Return Index, and therefore disclosure in the index supplement relating to the methodology for compiling the S&P GSCI® Excess Return Index accordingly relates as well to the methodology of compiling each Index.  Each Index is calculated in the same manner as the S&P GSCI® Excess Return Index, except that (i) the daily contract reference prices, CPWs and “roll weights” used in performing such calculations are limited to those of the commodities included in the applicable Index and (ii) each Index has a separate normalizing constant. The dollar weights and daily contract reference prices used in calculating each such normalizing constant are limited to those of the designated contracts included in the applicable Index.

The table below sets forth each of the S&P GSCI® sub-indices that constitute basket components, as well as the underlying commodity or commodities, the name of the futures contract on the underlying commodity and the exchange on which the relevant futures contract trades. The delivery month associated with each of the contracts included in an Index changes each month because the contract included in an Index at any given time is currently required to be the contract with the closest expiration date (the “front-month contract”). Each Index incorporates a methodology for rolling into the contract with the next closest expiration date (the “next-month contract”) each month. Each Index gradually reduces the weighting of the front-month contract and increases the weighting of the next-month contract over a five business day period commencing on the fifth business day of the month, so that on the first day of the roll-over the front-month contract represents 80% and the next-month contract represents 20% of the Index, and on the fifth day of the roll-over period (i.e., the ninth business day of the month) the next-month contract represents 100% of the Index. Over time, this monthly roll-over leads to the inclusion of many different individual contracts in each Index. The commodities industry utilizes single-component indices because the purpose of a commodities index is generally to reflect the current market price of the index components by including the front-month futures contract with respect to each component, necessitating a continuous monthly roll-over to a new front-month contract. As the underlying commodity is not static but rather is represented by constantly changing contracts, a single commodity index actually contains a changing series of individual contracts and is regarded by commodities industry professionals as a valuable tool in tracking the change in the value of the underlying commodity over time.

Table of Basket Components and Underlying Futures Contracts

Basket Component	Commodity	Underlying Futures Contract	Exchange/Price Source

S&P GSCI® Coffee Index Excess Return	Coffee “C”	KC	ICE - US
S&P GSCI® Cocoa Index Excess Return	Cocoa	CC	ICE
S&P GSCI® Lean Hogs Index Excess Return	Lean Hogs		CME
S&P GSCI® Livestock Index Excess Return	Lean Hogs	LH (34.40%)*	CME
	Live Cattle	LC (56.10%)*	CME
	Feeder Cattle	FC (9.50%)*	CME

*Percentages represent the weighting of the futures contract as a component of the S&P GSCI® Livestock Index Excess Return as of June 7, 2010.

Level of the Indices Comprising the Basket

Each Index incorporates the returns of those contracts in the S&P GSCI® that comprise the applicable Index and the discount or premium obtained by rolling hypothetical positions in those contracts forward as they approach delivery. The level of any Index on any S&P GSCI® business day is equal to the product of (1) the level of such Index on the immediately preceding S&P GSCI® business day multiplied by (2) one plus the contract daily return. The contract daily return on any given day is equal to the sum, for each of the commodities included in any Index, of the applicable daily contract reference price on the relevant contract multiplied by the appropriate contract production weight and the appropriate roll weight, divided by the total dollar weight of the relevant Index on the preceding day, minus one.   The daily contract reference price is the price of the relevant contract that is used as a reference or benchmark by market participants. The contract production weight is calculated based on the total quantity traded for the relevant contract as compared to the world or regional production average, as applicable, of the underlying commodity. The roll weight of a

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commodity reflects the adjustments necessary because positions in futures contracts must be liquidated or rolled forward into more distant contract expirations as they approach expiration.

For reference purposes only, the closing levels of each Index on the pricing date and the final valuation date may be seen using the Bloomberg tickers as described below.  However, if there is any discrepancy between the levels specified on Bloomberg and those determined by the calculation agent in accordance with the information set forth under “Reference Asset” above, the levels determined by the calculation agent shall prevail.

♦       With respect to the S&P GSCI® Livestock Index Excess Return, the closing value of the S&P GSCI® Livestock Index Excess Return published at the regular weekday close of trading on the relevant date as displayed on Bloomberg Professional® service page “SPGCLVP <Index>“ or any successor page on Bloomberg Professional® service or any successor service, as applicable.

♦       With respect to the S&P GSCI® Lean Hogs Index Excess Return, the closing value of the S&P GSCI® Lean Hogs Index Excess Return published at the regular weekday close of trading on the relevant date as displayed on Bloomberg Professional® service page “SPGCLHP <Index>“ or any successor page on Bloomberg Professional® service or any successor service, as applicable.

+

♦       With respect to the S&P GSCI® Coffee Index Excess Return, the closing value of the S&P GSCI® Coffee Index Excess Return published at the regular weekday close of trading on the relevant date as displayed on Bloomberg Professional® service page “SPGCKCP <Index>“ or any successor page on Bloomberg Professional® service or any successor service, as applicable.

♦       With respect to the S&P GSCI® Cocoa Index Excess Return, the closing value of the S&P GSCI® Cocoa Index Excess Return published at the regular weekday close of trading on the relevant date as displayed on Bloomberg Professional® service page “SPGCCCP <Index>“ or any successor page on Bloomberg Professional® service or any successor service, as applicable.

Historical Information

The following graphs set forth the historical performance of the basket components based on the daily settlement prices or closing levels, as applicable, from January 7, 2002 through June 3, 2011 in respect of Brent Crude, Corn, Sugar, Soybeans, Nickel, Copper, the S&P GSCI® Livestock Index Excess Return, the S&P GSCI® Lean Hogs Index Excess Return, the S&P GSCI® Coffee Index Excess Return and the S&P GSCI® Cocoa Index Excess Return, from October 3, 2005 through June 3, 2011 in respect of Gasoline RBOB prices, and from January 4, 2006 through June 3, 2011 in respect of Coal.  The settlement prices or closing levels, as applicable, on June 3, 2011 were USD 115.84/barrel in respect of Brent Crude, USD 2.99/gallon in respect of Gasoline RBOB, USD 122.75/ton in respect of Coal, US cents 754.00/bushel in respect of Corn, US cents 23.95/pound in respect of Sugar, US cents 1,414.50/bushel Soybeans, USD 22,540.00/tonne in respect of Nickel, USD 9,016.00/tonne in respect of Copper, 201.1817 in respect of the S&P GSCI® Livestock Index Excess Return, 28.23197 in respect of the S&P GSCI® Lean Hogs Index Excess Return, 41.60732 in respect of the S&P GSCI® Coffee Index Excess Return and 11.54264 in respect of the S&P GSCI® Cocoa Index Excess Return.

We obtained the settlement prices or closing levels, as applicable, of the basket components below from Bloomberg, L.P.  We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P.  The historical prices of the basket components should not be taken as an indication of future performance, and no assurance can be given as to the prices or levels of the basket components on any day during the term of the Notes, including the final valuation date.  We cannot give you assurance that the performance of the basket components will result in the return of more than 75% of your initial investment.

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PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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 PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Certain Employee Retirement Income Security Act Considerations

Your purchase of a Note in an Individual Retirement Account (an “IRA”), will be deemed to be a representation and warranty by you, as a fiduciary of the IRA and also on behalf of the IRA, that (i) neither the issuer, the placement agent nor any of their respective affiliates has or exercises any discretionary authority or control or acts in a fiduciary capacity with respect to the IRA assets used to purchase the Note or renders investment advice (within the meaning of Section 3(21)(A)(ii) of the Employee Retirement Income

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Security Act (“ERISA”)) with respect to any such IRA assets and (ii) in connection with the purchase of the Note, the IRA will pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA) and in connection with any redemption of the Note pursuant to its terms will receive at least adequate consideration, and, in making the foregoing representations and warranties, you have (x) applied sound business principles in determining whether fair market value will be paid, and (y) made such determination acting in good faith.

Supplemental Plan of Distribution

JPMorgan Chase Bank, N.A. and JPMorgan Securities LLC will act as placement agents for the Notes and will receive a fee from the Company that would not exceed $20.00 per $1,000 principal amount Note.

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